Exhibit 99.1

Coronado Biosciences Signs Collaboration Agreement with Dr. Falk Pharma and OvaMed for the Development of TSO for Crohn’s Disease

Burlington, MA – March 22, 2012 –Coronado Biosciences, Inc. (NASDAQ: CNDO), a biopharmaceutical company focused on the development of novel immunotherapy agents for the treatment of autoimmune diseases and cancer, today announced that the Company signed a Collaboration Agreement with Dr. Falk Pharma GmbH (Falk) and OvaMed GmbH (OvaMed) for the development of TSO (Trichuris suis ova or CNDO-201) for Crohn’s disease. On December 22, 2011, Coronado announced the execution of a binding Terms of Agreement with respect to this collaboration.

Under the Collaboration Agreement, Falk granted Coronado exclusive rights and licenses under certain Falk patent rights, pre-clinical data and clinical data from Falk’s clinical trials of TSO in Crohn’s disease, including an ongoing Phase 2 clinical trial, for use in North America, South America and Japan. Coronado granted Falk exclusive rights and licenses to data from Coronado’s clinical trials of TSO in Crohn’s disease for use in Europe. Under the agreement, Coronado agreed to pay Falk a total of €5 million after receipt of certain pre-clinical and clinical data, all of which is estimated to be paid within 12 months, and a royalty of 1% of net sales of TSO.

Coronado has licensed TSO, a novel, orally administered, natural immunomodulator that regulates T-Cells and inflammatory cytokines, from OvaMed, the manufacturer of the product, in North America, South America and Japan. Falk has licensed TSO from OvaMed for gastroenterology indications in Europe. A Steering Committee comprised of Coronado, Falk and OvaMed representatives is overseeing the clinical development program for Crohn’s disease, under which Coronado and Falk will each be responsible for clinical testing on approximately 50% of the total number of patients required for regulatory approval of TSO for Crohn’s disease in the United States and Europe and will share in certain pre-clinical development costs.

Falk is currently conducting a Phase 2 double-blind, randomized, placebo-controlled, multi-center trial in Europe evaluating the efficacy and safety of three different dosages of TSO in Crohn’s disease. This trial is expected to enroll over 200 patients. An independent data safety monitoring committee will conduct an interim analysis of clinical data early in the second quarter of 2012 and will communicate their findings to Falk in the form of a blinded recommendation regarding the study. Coronado expects to commence its Phase 2 clinical trial in Crohn’s disease in the second quarter of 2012.

About TSO

TSO, the microscopic eggs of the porcine whipworm, is a novel, orally administered, natural immunomodulator that regulates T-Cells and inflammatory cytokines. The use of TSO as a therapeutic is based on the “hygiene hypothesis” and numerous animal and human studies. TSO was chosen as the biological agent of choice because it is not a human pathogen and is spontaneously eliminated from the body within several weeks after dosing.

The Company recently reported positive results from a Phase 1 clinical study of TSO in patients with Crohn’s disease, where TSO was shown to be safe and well tolerated. The Phase 1 trial was a multi-center, sequential dose, dose-escalation, double-blind, placebo-controlled study of 36 patients with Crohn’s disease.

Multiple investigator-sponsored clinical trials of TSO for the treatment of Crohn’s disease, ulcerative colitis and multiple sclerosis have been completed in which TSO demonstrated benefit with regard to accepted outcome measurements of remission of disease and was shown to be well tolerated. TSO has demonstrated efficacy in two investigator initiated clinical trials for inflammatory bowel disease, one in Crohn’s disease and one in ulcerative colitis. In an open-label clinical trial with 29 patients reported in GUT in January 2005, TSO was shown to induce clinical remission in over 72% of patients with Crohn’s disease after 24 weeks of treatment using the Crohn’s Disease Activity Index as the primary outcome variable. As reported in the American Journal of Gastroenterology in April 2005, in a double-blind, randomized placebo-controlled trial in 54 patients with ulcerative colitis, TSO was shown to produce statistically significantly more responders than those treated with placebo (43.3% vs. 16.7%, p=.04).

About Coronado Biosciences

Coronado Biosciences is engaged in the development of novel immunotherapy biologic agents. The Company’s two principal pharmaceutical product candidates in clinical development are: TSO (Trichuris suis ova or CNDO-201), a biologic for the treatment of autoimmune diseases, such as Crohn’s disease, ulcerative colitis and multiple sclerosis; and CNDO-109, a biologic that activates natural killer (NK) cells, for the treatment of acute myeloid leukemia (AML) and solid tumors. For more information, please visit www.coronadobiosciences.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated risks relating to the results of research and development activities, uncertainties relating to preclinical and clinical testing, financing and strategic agreements and relationships, the early stage of products under development, our need for substantial additional funds, government regulation, patent and intellectual property matters; our dependence on third party suppliers and competition, as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact Information:

Investor Relations

Lucy Lu, MD, Executive Vice President & Chief Financial Officer

Coronado Biosciences, Inc.

781-238-6619; ir@coronadobio.com

Marcy Nanus, Vice President

The Trout Group, LLC.

646-378-2927; mnanus@troutgroup.com

Media Relations

Dennis S. Dobson Jr., CEO

Dobson Media Group

203-258-0159; dobsonpr@erols.com